Exhibit 10.1
JUNE 2, 2022
RETIREMENT AND CONSULTING AGREEMENT
This RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between Daryl N. Bible (“Executive”) and Truist Financial Corporation (“Truist”).
WHEREAS Executive is currently employed by Truist as Senior Executive Vice President and Chief Financial Officer;
WHEREAS Executive has decided to end Executive’s employment relationship with Truist by retiring as of November 30, 2022, or such earlier date as Executive and Truist agree after the effective transition of a successor;
WHEREAS Truist believes it would be in Truist’s interests for Executive to remain a consultant of Truist following the Separation Date in order to facilitate successful transition of the next [TITLE] and other matters; and
WHEREAS Truist and Executive want to memorialize the terms and conditions of Executive’s separation from employment and subsequent consulting arrangement.
NOW THEREFORE, to accomplish that mutual goal, and in consideration of the promises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.The Separation Date. Truist and Executive agree that Executive’s employment with Truist will terminate as of November 30, 2022 (or such earlier date as Executive and Truist mutually agree after the effective transition of a successor, the “Separation Date”). Effective as of the Separation Date, Executive will step down as Senior Executive Vice President and Chief Financial Officer of Truist and resign from all directorships and roles Executive holds with Truist or any of its subsidiaries or affiliates. Executive will promptly execute any other documents to effectuate any such resignation, as requested by Truist.
2.The Consulting Period.
(a)Truist and Executive agree that, following the Separation Date, Executive will remain engaged as a consultant to Truist for the twelve months following the Separation Date (such period, the “Consulting Period,” and the last day of the Consulting Period, the “Consultancy Termination Date”). Executive’s duties during the Consulting Period will be assisting the Chief Executive Officer in supporting the transition of the Senior Executive Vice President and Chief Financial Officer responsibilities as requested. During the Consulting Period, Executive will not be treated as an employee of Truist or any of its subsidiaries or affiliates for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of Truist or any of its subsidiaries or affiliates, and Executive will not have any authority to bind Truist or any of its subsidiaries or affiliates in any way. Executive’s services hereunder during the Consulting Period, if any, will be performed in the capacity of an independent contractor. Following the Consultancy Termination Date, Truist will provide Executive with a Form 1099 reflecting any amounts earned as a consultant.

(b)In connection with Executive’s services as a consultant during the Consulting Period, Truist will pay Executive a monthly consulting fee of $123,333.34, to be paid in arrears each month from December 31, 2022 through the Consultancy Termination Date (the “Consulting Fees”); provided that the payment of the final monthly Consulting Fee will be contingent upon Executive’s executing and not revoking a second reaffirmation of a release of claims (the “Second Reaffirmation”) as set forth in Schedule B at the end of the Consulting Period.
3.Conditions for Receiving the Separation Pay. In addition to the Consulting Fees, Truist will provide to Executive the payments described in Section 4 (the “Separation Pay”) if all of the following requirements are met (the “Conditions”):
(a)Executive executes this Agreement and does not revoke it within the time period described in Section 7;
(b)Executive executes and does not revoke the Reaffirmation following the Separation Date;
(c)Executive complies with the terms of this Agreement including but not limited to Executive’s continuing obligations to Truist as described in Section 5 below; and
(d)The Separation Date does not result from a termination for Just Cause, Disability, Voluntary Termination (each as defined in Executive’s employment agreement dated as of November 13, 2008, as amended, (the “Employment Agreement”)) or death. If the Separation Date results from a termination for Just Cause, Disability, Voluntary Termination or death, the Employment Agreement will govern the terms of such a termination of employment.
4.Separation Pay. In addition to any other compensation that Executive may be entitled to as an employee or retiree of Truist, if the Conditions are met, Truist will provide Executive with the following as Separation Pay:
(a)A pro-rated 2022 Annual Incentive Performance Award (as defined in Truist’s Long Term Equity Incentive Program (the “Plan”)), calculated by applying a fraction to the Annual Incentive Performance Award Executive would have otherwise received had Executive continued to be employed for the entire Performance Period (as defined in the Plan), the numerator of which shall be the number of full calendar months of employment (until the Separation Date) during such Performance Period and the denominator of which shall be twelve (12), to be paid when other participants who hold Annual Incentive Performance Awards are paid in March 2023.
(b)A lump sum payment in the amount of $2,738,000, to be paid no later than 30 days after the last Consulting Fee payment has been made.
(c)Executive’s current health benefits coverage will continue through the end of the month of the Separation Date. Beginning on the first (1st) day of the month following the Separation Date and for 24 months thereafter, Executive will either (i) continue to participate (treating Executive as an “active employee” of Truist for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of Truist generally are eligible, on the same terms as were in effect prior to the

Separation Date, (ii) to the extent such participation is not permitted by Truist’s group plan insurer, coverage will be provided by Truist under comparable individual and/or family plans (to the extent commercially available) or (iii) Executive shall have the option of selecting retiree medical insurance in lieu of medical benefits set forth in clause (i). Executive shall additionally have the option of selecting retiree life insurance. Any premiums subsidized by the Company during the Consulting Period under this Section 4(c) shall be included as payments on Executive’s Form 1099.
(d)Executive acknowledges that Executive’s unvested equity awards may be eligible for Retirement (as defined in the Plan) treatment. Attached as Exhibit A to this Agreement is a list of Executive’s outstanding unvested equity awards and original vesting dates, as of the date hereof. Each equity award set forth in Exhibit A has been granted pursuant to the Plan and has been evidenced by an award agreement setting forth the terms and conditions of such equity award (the “Award Agreement”). Executive acknowledges that, in connection with this Agreement, Executive’s outstanding unvested equity awards set forth in Exhibit A will continue to be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying Award Agreements. Whether Executive signs this Agreement or not, Executive understands that Executive’s rights to the equity awards and continued participation in the Plan will be governed by the terms of the Plan and the applicable Award Agreements.
(e)Effective on the Separation Date, Executive waives future coverage and benefits under all Truist disability programs to the extent not then vested based on a claim accrued through the Separation Date.
(f)Executive understands and agrees that, if Executive has any outstanding financial obligations to Truist at the time the payments under this Section 4 are due, such financial obligations will be offset from those payments.
(g)Executive expressly acknowledges that Executive is not otherwise entitled to the consideration provided herein and that such amounts serve as adequate consideration for Executive’s general release of claims and other commitments set forth in this Agreement. Executive further expressly understands and acknowledges that: (i) Truist agrees to provide the above-stated payments in exchange for Executive’s compliance with the terms set out in this Agreement; and (ii) a portion of the consideration for this Agreement is Executive’s ongoing compliance with the terms of the Agreement over time. If Executive fails to comply with any of Executive’s obligations under this Agreement, Executive understands and acknowledges that Truist may cease making any of the above-described payments. Executive also acknowledges that if any payment is made to Executive under the terms of this Agreement, then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.
(h)Notwithstanding any other provision of this Agreement, Truist has made no representation to Executive as to whether the payments made pursuant to this Agreement are subject to taxation, and Truist shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided hereunder. Executive shall be solely responsible for any taxes imposed on Executive with respect to any such payment. In the event that it is subsequently determined by any federal, state, or local taxing authority that Executive owes any additional taxes with respect to this Agreement, it is expressly agreed that the determination of any tax liability, if any, is between Executive and that taxing authority, and that Truist will not be responsible for the payment of such taxes, including any interest and penalties. Executive further agrees to indemnify and hold Truist harmless from any and all loss, costs, expenses, interest, payments, or penalties incurred by it as a result of adhering to the withholding elections provided by Executive and, as a result, not making certain deductions from the payments set forth above in the event said payments should later be deemed taxable.
(i)If Executive’s services are terminated during the Consultancy Period due to Executive’s death or Disability (as defined in the Employment Agreement), Executive or Executive’s heirs, as applicable, shall be entitled to receive the Severance Pay.
(j)If Executive’s services are terminated during the Consultancy Period due to Executive’s voluntary termination of services, or due to Truist terminating Executive’s services for Just Cause (as defined in the Employment Agreement), Executive shall not be entitled to receive the Severance Pay.

5.Continuing Obligations.
(a)Non-disclosure. Executive agrees that, even after the Separation Date, Executive will remain subject to the terms and requirements set forth in this Section 5(a): (i) during the Consultancy Period and at all times thereafter, Executive will hold in strictest confidence and not use, except for the benefit of Truist, nor disclose to any third party without written authorization of Truist, any Confidential Information of Truist, (ii) during the Consultancy Period, Executive will not improperly use or disclose any Confidential Information of any of Executive’s former or concurrent employer(s) or any other third party and Executive will not bring onto the premises of Truist any Confidential Information belonging to any such employer or other third party unless consented to in writing by such employer or other third party, (iii) Executive will not, during the Consultancy Period, incorporate any invention, original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Invention without Truist’s prior written permission, (iv) Executive recognizes that Truist has received, and in the future may receive, Confidential Information from third parties that is subject to a duty on Truist’s part to maintain the confidentiality of such information and to use it only for certain limited purposes and Executive agrees to hold all such Confidential Information in confidence and not to disclose it to any person, firm or corporation or to use it except in carrying out Executive’s work for Truist consistent with Truist’s agreement with such third party, (v) Executive hereby assigns to Truist all Executive’s rights, title, and interest in and to any and all Inventions, (vi) Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the Consultancy Period and which are protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, (vii) Executive will reasonably assist Truist, at Truist’s expense, to secure Truist’s rights in any Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, and Executive will disclose to Truist all pertinent information and data with respect thereto, (viii) Executive will execute any applications, specifications, oaths, assignments and all other instruments which Truist deems necessary in order to apply for and obtain such rights and in order to assign and convey to Truist the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto, (ix) upon termination of the Consultancy Period, regardless of the reason for such termination, Executive will deliver to Truist (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s services with Truist or otherwise belonging to Truist. After the Consultancy Termination Date, to the extent that Executive becomes aware that Executive is in possession of any of the items described in this Section 5(a), Executive will immediately comply with Executive’s obligations under this Section 5(a) and (x) Executive acknowledges and agrees that Executive’s obligations herein are in addition to, rather than a replacement for, the obligations contained in the Truist Code of Ethics.
(b)Exception for Certain Trade Secrets. Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
(c)Protected Rights. Nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation or that are required by the Bank Secrecy Act or other law. Executive does not need the prior authorization of Truist to make any such reports or disclosures and Executive is not required to notify Truist that Executive has made such reports or disclosures. Likewise, nothing in this Agreement is intended to or shall prevent, impede or interfere with: (i) Executive from providing truthful testimony under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under, or warranted by applicable law; or (ii) Executive providing truthful testimony and information in the course of, or otherwise participating in, an investigation or proceeding conducted by a governmental agency or entity in connection with the lawful exercise of such agency’s or entity’s functions. This Agreement does not require confidentiality or non-disclosure of factual information underlying any claim of sexual assault or abuse, and sexual harassment, and nothing in this Agreement restricts the disclosure of such information.

(d)Executive Acknowledgment. Executive acknowledges and agrees that the duties and responsibilities to be performed by Executive as an executive officer of Truist are of a special and unusual character that have a unique value to Truist and its subsidiaries and affiliates, the loss of which cannot be adequately compensated by damages in any action in law. Executive also acknowledges and agrees that Executive has had and will continue to have broad access to Confidential Information, that Confidential Information will in fact be developed by Executive in the course of performing Executive’s duties and responsibilities as an executive officer of Truist, and that the Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, valuable, special and unique assets of Truist and its subsidiaries and affiliates. Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, Executive in the course of Executive’s employment will be such that Executive’s breach of the covenants contained in this Section 5 would immeasurably and irreparably damage Truist and its subsidiaries and affiliates, regardless of where the activities constituting such breach were to occur. Thus, Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 5 to apply to Executive’s activities throughout the Restricted Area (as defined below).
(e)Non-Solicitation. Executive agrees that, unless specifically authorized by an authorized representative of Truist in writing, Executive shall not, during Executive’s employment and for a period of twelve (12) months following the Separation Date, directly or indirectly:
(i)    Solicit, recruit, encourage or support any employee of Truist or any of its subsidiaries or affiliates who had performed work for Truist or such subsidiary or affiliate within the last twelve (12) months of Executive’s employment with Truist to leave the employment of Truist or such subsidiary or affiliate;
(ii)    Solicit, contact, encourage or support, on Executive’s own behalf or on behalf of any Competitive Business (as defined below), any recipient of banking or financial products or services from Truist or any of its subsidiaries or affiliates with which Executive has had material contact within the last twelve (12) months of Executive’s employment with Truist to discontinue doing or to reduce the amount of business with Truist or such subsidiary or affiliate; or
(iii)    Solicit, contact, divert or call upon with the intent of doing business with, any Company Customer (as defined below) on Executive’s own behalf or on behalf of any Competitive Business, if the purpose of the activity is to solicit the Company Customer for a Competitive Business (including but not limited to any Competitive Business started by Executive).
(f)Non-Competition. Executive agrees that, unless specifically authorized by an authorized representative of Truist in writing, Executive shall not, during Executive’s employment and for a period of twelve (12) months following the Separation Date, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any Competitive Business in a capacity identical or substantially similar to that in which Executive worked for Truist or any of its subsidiaries or affiliates. Notwithstanding the foregoing, nothing in this Section 5(f) shall restrict Executive from making an investment in and owning up to two percent (2%) of the common stock of any company whose stock is listed on a national exchange; provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any Competitive Business.
(g)Defined Terms.
“Company Customer” shall mean any company or individual customer of Truist or any of its subsidiaries or affiliates (i) with whom Executive has had material contact within the last twelve (12) months of Executive’s employment with Truist, (ii) who was otherwise contacted or served by Executive or (iii) who Executive knew Executive’s direct reports had material contact with, regarding any business activities of Truist or any of its subsidiaries or affiliates.
“Competitive Business” shall mean (i) for the first six (6) months of the non-competition obligation set forth in Section 5(f) of this Agreement, the list of peer group companies listed in Truist’s 2022 Proxy Statement (JPMorgan Chase, Bank of America, Wells Fargo, U.S. Bancorp, PNC Financial, Fifth Third, Citizens Financial, Key Corp, Regions and M&T) and (ii) for the second six (6) months of the non-competition obligation set forth in Section 5(f) of this Agreement, the list of peer group companies listed in Truist’s 2022 Proxy Statement which are at or above Truist’s asset size (JPMorgan Chase, Bank of America, Wells Fargo and U.S. Bancorp).
“Confidential Information” shall mean any proprietary and/or confidential information relating to customers, associates, products, services, sales, technologies or business affairs. Such Confidential Information includes, but is not limited to: research, products, services, markets, software, developments, inventions, policies, models, processes, formulas, technology, designs, drawings, engineering, security, decision making, marketing, finances or other business information disclosed to me by Truist or to Truist by Executive, either directly or indirectly in writing, orally or by drawings or observation of computers or equipment. Confidential Information does not include any information that is in the public domain at the time of disclosure or thereafter becomes generally known or available from a source other than Truist without a breach of any agreement with Truist and without any restriction on disclosure.
“Invention” shall mean collectively all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of Executive’s services with Truist and which relate to Truist’s current or proposed business, products or services.
“Restricted Area” shall mean the continental United States.
6.General Release.
(a)Claims Released by Executive. Executive agrees to voluntarily and irrevocably waive and release every past and present right or claim of any kind, whether legal, equitable or otherwise, that Executive ever had or now has against Truist, its successors, parent companies and any of their predecessors, subsidiaries or affiliates and their respective past, present, or future directors, officers, employees, contractors, representatives, attorneys, insurers, plan administrators and agents and their respective benefit plans and related trusts (collectively, the “Released Parties”)) arising from or relating to (directly or indirectly), Executive’s employment, the separation of Executive’s employment or other events that have occurred as of the date of execution of this Agreement, including but not limited to:
(i)    Any claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Labor Management Relations Act, the National Labor Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Vietnam Era Veteran’s Readjustment Act, the Occupational Safety and Health Act, and all other federal, state and local statutes or regulations that may be legally waived, including any state or local anti-discrimination statute, wage and hour statute, leave statute, equal pay statute and whistleblower statute; and
(ii)    Any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm or any claims to compensation under any incentive, severance, or early retirement workforce reduction plan.
Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 6(a) or any portion thereof or interest therein to any third party prior to the date this Agreement becomes effective.
(b)Settlement, Accord, Satisfaction and Covenant Not to Sue. Executive acknowledges that this Agreement constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 6(a). Executive promises not to sue or file any complaint or claim against any of the Released Parties in any court of law based on any alleged right, claim, act, or omission arising or occurring before Executive signed this Agreement, whether known or unknown at the time of execution, except as otherwise provided in this Agreement. If Executive has already filed any claim released by this Agreement, Executive agrees to withdraw it prior to the date Executive receives the Separation Pay described in Section 4 of the Agreement and never to refile it. Executive understands that this Agreement does not affect Executive’s right to file a charge with or to participate as a witness in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or other government agency. However, Executive agrees to waive the right to receive future monetary recovery directly from Truist or the Released Parties, including Truist payments that result from any complaints or EEOC charges that Executive files with any governmental agency (including the EEOC) or that are filed on Executive’s behalf, but Executive understands that this Agreement does not impact Executive’s ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a government agency.

(c)Claims Not Released by Executive. Notwithstanding the foregoing, it is understood by Executive that Executive is not releasing any claims that may arise under the terms of this Agreement or that may arise out of events occurring after the date Executive executes this Agreement or that may not be released as a matter of law, or any claims Executive has for liability coverage and/or costs of defense pursuant to liability insurance and/or indemnification rights for acts and omissions occurring during Executive’s employment with Truist, including but not limited to any Directors & Officers and general liability insurance or indemnification rights. In addition, Executive is not releasing any claims for consumer products or services offered or provided to Executive by Truist. Finally, Executive is not releasing claims to any benefits that Executive already is entitled to receive under any employee benefit plan of Truist, or any right Executive has to benefits under workers’ compensation laws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
7.Consideration Period and Option to Revoke. Executive acknowledges and agrees that Executive has been given at least twenty-one (21) calendar days to consider the terms of this Release. The parties acknowledge and agree that any changes to this Agreement that may be negotiated, whether material or immaterial, will not restart the 21 day consideration period. If Executive should choose to sign this Agreement before the expiration of the 21 day consideration period, Executive does so freely, voluntarily and without coercion. Executive understands that Executive may revoke the Agreement by notifying Truist in writing of such revocation within seven (7) calendar days following execution thereof. If Executive chooses to revoke this Agreement, Executive must provide written notification of the revocation to Kimberly Moore-Wright at Kimberly.Moore-Wright@truist.com and such notice must be received by the close of business on the seventh day following the date Executive signed this Agreement to be effective. If Executive revokes this Agreement within the specified time period, this Agreement shall not become effective and Executive will not receive the Separation Pay described in Section 4. If Executive does not revoke the Agreement within seven days, the Agreement will be binding upon Executive on the day following the seven day revocation period and will be irrevocable (the “Effective Date”).
8.Understanding and Voluntary Execution. Executive warrants and agrees that:
(a)Executive has carefully read and fully understands all of the provisions of this Agreement;
(b)Executive has had the opportunity to review and consider this Agreement for a period of at least twenty-one (21) days before signing it and Executive shall have seven (7) days to revoke this Agreement after signing it;
(c)Executive has had an opportunity to consult with an attorney of Executive’s choice as to the terms of this Agreement before signing this Agreement;
(d)Executive knowingly and voluntarily agrees to all the terms set forth in this Agreement and intends to be legally bound by the same;
(e)Executive is, through this Agreement, releasing the Released Parties from any and all claims Executive may have against them, except to the extent expressly provided otherwise herein; and
(f)In signing this Agreement, Executive does not rely on nor has Executive relied on any representation or statement, written or oral, not specifically set forth in this Agreement by Truist, or any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
9.No Admission of Liability. Executive understands that this Agreement is not an admission by Truist that any statute or law has been violated or that Truist has acted improperly or violated any duty or obligation.
10.No Knowledge of Wrongful Conduct. As of the date Executive signs this Agreement, Executive represents that Executive has no knowledge of any actions or inactions by Truist or the Released Parties, or by Executive with respect to Executive’s employment with Truist, that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation issued by any government agency.
11.Non-Disparagement. Except as may be otherwise provided herein, Executive agrees that Executive will not make or communicate, or otherwise authorize to be made or communicated, (by oral, written, or electronic means) any derogatory, disparaging, or negative remarks about Truist, its Board (or any member of the Board), its officers and employees, or any of the Released Parties, including, but not limited to, derogatory, disparaging, or negative comments about the operation, reputation or employment practices of Truist. Further, this Paragraph equally applies to statements made or authorized by Executive under any other identifier Executive may use for electronic/web-based communications and postings (e.g., email, blogs, message boards, etc.).
12.Successors, Assigns and Beneficiaries. The Agreement shall be binding upon and inure to the benefit of Truist and its subsidiaries, affiliates and merger partners and their respective predecessors, successors and assigns. The Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s heirs, administrators, representatives, executors, and successors. Executive understands and agrees that Truist has the right, without Executive’s prior consent, to assign this Agreement to any successor, assignee, parent, affiliate or subsidiary. Executive may not assign Executive’s rights or obligations under this Agreement. Neither Executive, nor any person claiming under Executive, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or at any time, until the same shall have been actually distributed free and clear of the terms of this Agreement. Executive understands and agrees that the Released Parties identified in the Release are third party beneficiaries of this Agreement and the Release and may enforce it to the same and full extent as if they signed the Agreement and Release.
13.Amendment, Modification, and Termination. No provision of this Agreement may be amended, modified, altered or terminated except in writing signed by Executive and an officer of Truist, which writing shall specifically reference this Agreement and the provision which the parties intend to amend, modify or terminate.
14.Acknowledgment Regarding Other Arrangements. Absent execution of this Agreement, Executive acknowledges and agrees that Executive is not otherwise entitled to the payments and benefits provided under this Agreement. The parties acknowledge and agree that Executive will not be eligible for benefits under any other plan, policy or arrangement by Truist or any of its affiliates. As a further condition to receipt of the payments and benefits in Section 4 above, Executive also waives any and all rights to any other amounts payable to Executive’s upon the termination of Executive’s employment relationship with Truist and its affiliates, other than those specifically set forth in this Agreement, and Executive agrees not to pursue or claim any of such payments, benefits or rights, including without limitation pursuant to: any severance plan; notice rights; any bonus or incentive plan or program; benefits plans; contracts of any type; any Truist plan, policy or practice; and any other amounts to which Executive may be entitled under the laws of any jurisdiction..
15.Governing Law and Consent to Jurisdiction. This Agreement and all its rights under it shall be governed by and construed in accordance with the laws of the State of North

Carolina without giving effect to principles of conflicts of laws. Any disputes arising under this Agreement or the Release shall be heard exclusively in federal or state courts in North Carolina. The parties hereby consent to personal jurisdiction in such courts and waive any possible objections thereto.
16.Entire Agreement. This Agreement shall constitute the entire agreement between Truist and Executive concerning any severance payments, compensation or other packages relating to the termination of Executive’s employment, and fully supersedes and replaces all prior discussions, agreements or understandings between Truist and Executive regarding those matters. This Agreement does not affect any vested benefit Executive may have as of the Separation Date under any benefit plan, which shall continue to be governed by the terms of the applicable plan. Executive also understands that this Agreement supplements, rather than supersedes, any agreements that Executive has with Truist that restricts Executive’s activities during or after Executive’s employment, including non-disclosure agreements, non-solicitation agreements and other restrictive covenants.
17.Severability. The covenants, provisions and sections contained in this Agreement are independent and severable, and if any part of this Agreement is found by a court to be invalid or unenforceable, it shall not invalidate the remaining portions of this Agreement.
18.Section 409A. The parties agree that this Agreement is intended to be exempt from or comply with the provisions of Internal Revenue Code (the “Code”) Section 409A and that the terms and provisions of this Agreement shall be construed and interpreted consistent with such intent. Notwithstanding any other provision of this Agreement, Executive understands that Truist shall not be liable to Executive if the payment of the Separation Pay or any other amount or benefit under this Agreement fails to be exempt from or comply with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Termination of Executive’s employment with Truist and its affiliates shall be construed consistent with a “separation from service” as defined under Section 409A of the Code. If Truist determines that all or any portion of the payments and benefits provided under this Agreement constitute “deferred compensation” under Section 409A of the Code and that Executive is a “specified employee” of Truist, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the applicable payments or the provision of the benefits shall be delayed until the six-month anniversary of Executive’s separation from service, to the extent required by Section 409A of the Code.
19.Section 280G. If it is determined that the Separation Pay or any other payments or benefits to which Executive may become entitled under this Agreement and any other payments or benefits to which Executive becomes entitled under any other plan or agreement applicable to employee will be subject to an excise tax under Section 4999 of the Internal Revenue Code, then the Separation Pay (and such other payments or benefits to the extent necessary) any other payments or benefits under this Agreement shall be reduced so that the amount of all such payments and benefits (after reduction) shall be $1.00 less than the amount that if paid would cause such payments to be subject to the excise tax (the “Reduced Amount”); provided that no reduction shall apply if, without the reduction, Executive would receive and retain, on a net after-tax basis (taking into account all applicable taxes, including the excise tax) an amount of payments and benefit that in the aggregate is greater than the amount, on a net after-tax basis, that Executive would be entitled to receive upon receipt of the Reduced Amount. Such reduction shall be applied in the following order: against the Separation Pay and then pro rata against any other payments or benefits under this Agreement (with offsets first against the amounts payable later in time).
20.Signatures and Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. This Agreement may be executed with electronic signatures. Executive understands that photocopy and facsimile copies of signatures on the Agreement and any such signed counterparts may be used in lieu of the original for any purpose.

EXECUTIVE STATES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS ITS CONTENTS AND THAT EXECUTIVE EXECUTES IT AS EXECUTIVE’S FREE ACT AND DEED. EXECUTIVE ACKNOWLEDGES THAT BY SIGNING THIS RELEASE EXECUTIVE IS GIVING UP RIGHTS EXECUTIVE MAY HAVE. EXECUTIVE UNDERSTANDS THAT EXECUTIVE DOES NOT HAVE TO SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the dates indicated below:

TRUIST FINANCIAL CORPORATION Signed: /s/ Kimberly Moore-Wright By:	Date: 6/6/22
EXECUTIVE
Signed: /s/ Daryl N Bible By: Daryl N. Bible	Date: 6/3/22

Schedule A
REAFFIRMATION PAGE
    This page represents your reaffirmation of the commitments set forth in the Retirement and Consulting Agreement made and entered into by and between Daryl N. Bible and Truist Financial Corporation (“Truist”) (the “Agreement”) from the date you signed the Agreement through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Section 6 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to Kimberly Moore-Wright, Chief Teammate Officer and Head of Enterprise Diversity, with a copy to the General Counsel, of this fact within such seven (7) day period.
    I ratify and reaffirm the commitments set forth in the Agreement:

__________________________
Daryl N. Bible

___________________________
Date

Schedule B
SECOND REAFFIRMATION PAGE
    This page represents your reaffirmation of the commitments set forth in the Retirement and Consulting Agreement made and entered into by and between Daryl N. Bible and Truist Financial Corporation (“Truist”) (the “Agreement”) from the Separation Date through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Section 6 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to Kimberly Moore-Wright, Chief Teammate Officer and Head of Enterprise Diversity, with a copy to the General Counsel, of this fact within such seven (7) day period.
    I ratify and reaffirm the commitments set forth in the Agreement:

__________________________
Daryl N. Bible

___________________________
Date

Exhibit A
OUTSTANDING EQUITY AWARDS

Product Type Name	Grant Type	Grant Date	Participant Name	QTY - Granted	QTY - Outstanding	Vesting Date	Treatment
Performance Units	PSU	2/24/2020	BIBLE, DARYL N.	19,527	19,527	3/15/2023	Performance Units stay on normal schedule (3-year cliff vesting). Actual performance will be applied at the end of performance cycle. Shares will distribute on 3/15/2023
Performance Units	PSU	2/22/2021	BIBLE, DARYL N.	17,775	17,775	3/15/2024	Performance Units stay on normal schedule. Actual performance will be applied at the end of performance cycle. Shares will distribute on 3/15/2024
Performance Units	PSU	2/22/2022	BIBLE, DARYL N.	19,041	19,041	3/15/2025	Performance Units stay on normal schedule. Actual performance will be applied at the end of performance cycle. Shares will distribute on 3/15/2025
				Total PSU Outstanding:	56,343

Product Type Name	Grant Type	Grant Date	Participant Name	QTY - Granted	QTY Outstanding	Final Vesting Date	Treatment
Restricted Units	RSU	2/24/2020	BIBLE, DARYL N.	17,184	8,592	3/15/2024	RSUs stay on normal vesting schedule. Ratable vesting on 3/15/2023 and 3/15/2024
Restricted Units	RSU	2/22/2021	BIBLE, DARYL N.	15,642	15,642	3/15/2025	RSUs stay on normal vesting schedule. Ratable vesting on 3/15/2023, 3/15/2024, and 3/15/2025
Restricted Units	RSU	2/22/2022	BIBLE, DARYL N.	16,661	16,661	3/15/2026	RSUs stay on normal vesting schedule. Ratable vesting on 3/15/2023, 3/15/2024, and 3/15/2025
				Total RSU Outstanding:	40,895

				Total Outstanding Equity:	97,238